UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13(d)-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 7)*


                           SPEIZMAN INDUSTRIES, INC.
                            ------------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                   847805 10 8
                                   -----------
                                 (CUSIP Number)

                               December 31, 2000
                               -----------------
            (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      RULE 13d-1(b)

[ ]      RULE 13d-1(c)

[X]      RULE 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to be subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

--------------------------------------------------------------------------------
CUSIP No. 847805 10 8            SCHEDULE 13G               Page 2 of 5 Pages
--------------------------------------------------------------------------------

--------- ----------------------------------------------------------------------
  1.      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSONS (ENTITIES ONLY):
          Robert S. Speizman
--------- ----------------------------------------------------------------------
  2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)   | |
          Not a member of a group                                (b)   | |
--------- ----------------------------------------------------------------------
  3.      SEC USE ONLY
--------- ----------------------------------------------------------------------
  4.      CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
---------------------- ------ --------------------------------------------------
                         5.   SOLE VOTING POWER

                              798,927

                       ------ --------------------------------------------------
       NUMBER            6.   SHARED VOTING POWER
      OF SHARES
    BENEFICIALLY              0
      OWNED BY
        EACH           ------ --------------------------------------------------
      REPORTING          7.   SOLE DISPOSITIVE POWER
     PERSON WITH
                              798,927

                       ------ --------------------------------------------------
                         8.   SHARED DISPOSITIVE POWER

                              0

--------- ----------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          798,927

--------- ----------------------------------------------------------------------
  10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------- ----------------------------------------------------------------------
  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          23.4%

--------- ----------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON*

          IN

--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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Page 3 of 5 Pages
================================================================================

Item 1.  (a)      Name of Issuer:

                  SPEIZMAN INDUSTRIES, INC.

Item 1.  (b)      Address of Issuer's Principal Executive Offices:

                  701 Griffith Road
                  Charlotte, NC 28217

Item 2.  (a)      Name of Person Filing:

                  Robert S. Speizman


Item 2.  (b)      Address of Principal Business Office, if None, Residence:

                  701 Griffith Road
                  Charlotte, NC 28217

Item 2.  (c)      Citizenship:

                  USA

Item 2.  (d)      Title of Class of Securities:

                  Common Stock

Item 2.  (e)      CUSIP Number:

                  847805 10 8

Item 3.  If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), check whether the person filing is a:

         (a)     [ ] Broker or Dealer registered under Section 15 of the Act.
         (b)     [ ] Bank as defined in Section 3(a)(6) of the Act.
         (c)     [ ] Insurance company as defined in Section 3(a)(19) of the
                     Exchange Act.
         (d)     [ ] Investment company registered under Section 8 of the
                     Investment Company Act.
         (e)     [ ] An investment adviser in accordance with Rule
                     13d-1(b)(1)(ii)(E);
         (f)     [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
         (g)     [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
         (h)     [ ] A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act;
         (i)     [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
         (j)     [ ] Group, in accordance with Rule 13d-(b)(1)(ii)(J).

Page 4 of 5
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Item 4.  Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


(a) Amount beneficially owned: 798,927 (which includes 160,830 shares subject to presently exercisable options)

(b)             Percent of class: 23.4%


(c)             Number of shares as to which such person has:

         (i)    Sole power to vote or to direct the vote

                798,927

         (ii)   Shared power to vote or to direct the vote

                0

         (iii)  Sole power to vote or to direct the vote

                798,927

          (iv)  Shared power to vote or to direct the vote

                0


Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.  Ownership of More Than Five Percent On Behalf of Another Person.

         Not applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not applicable.


Item 8.  Identification and Classification of Members of the Group.

         Not applicable.


Item 9.  Notice of Dissolution of Group.

         Not applicable.


Item 10. Certification.

         Not applicable.
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Page 5 of 5
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct as of this 14th day of February, 2001.

                                        /s/ Robert S. Speizman
                                        ----------------------------
                                        Robert S. Speizman